EXHIBIT 10.1

SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

THIS SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS (the “Agreement”) is entered into between Altair Nanotechnologies, Inc., a Canadian corporation (“Altair”), and Jeffrey A. McKinney (“Mr. McKinney”), an individual, effective as of September 6, 2008 (the “Termination Date”).

Background

Altair has employed Mr. McKinney as Vice President and Chief Patent Counsel pursuant to the Employment Agreement entered into as of March 10, 2008 (the “Employment Agreement”) among Altair, Altairnano, Inc. and Mr. McKinney.  Capitalized terms used but not defined herein have the meaning set forth for such terms in the Employment Agreement.

Altair has asked Mr. McKinney to resign and, in exchange for his agreement to resign, Altair has agreed to provide Mr. McKinney with the termination benefits described in Section 7.4 of the Employment Agreement, subject to the terms and conditions set forth therein.  In order to resolve all issues related to the employment of Mr. McKinney with, and the separation of Mr. McKinney from, Altair and its Affiliates (whether under the Employment Agreement or otherwise), Altair and Mr. McKinney hereby agree as follows:

Agreement

1.           Payment to Mr. McKinney.  In exchange for Mr. McKinney’s execution of this Agreement and the covenants and promises contained herein and in the Employment Agreement, and subject to the terms and conditions set forth in this Agreement and the Employment Agreement, Altair shall pay Mr. McKinney the separation payments required under Section 7.4 of the Employment Agreement in connection with a termination by Altair of Mr. McKinney’s employment without Cause during the Term.

2.           Review and Revocation.  Mr. McKinney understands and agrees that he has 21 days from the date Mr. McKinney receives this Agreement to consider the terms of and to sign this Agreement.  Mr. McKinney understands that, in his sole and absolute discretion, Mr. McKinney may sign this Agreement prior to the expiration of the 21-day period.

Mr. McKinney further acknowledges and understands that he may revoke this Agreement for a period of up to 7 days after he signs it (not counting the day it is signed) and that this Agreement shall not become effective or enforceable until the 7-day revocation period has expired and shall be void ab initio if revoked by Mr. McKinney during the 7-day revocation period.  To revoke this Agreement, Mr. McKinney must give written notice stating that he wishes to revoke the Agreement to John Fallini, Chief Financial Officer, Altair Nanotechnologies, Inc., 204 Edison Way, Reno, Nevada  89502, Facsimile No. (775) 856-1619.  If Mr. McKinney mails a notice of revocation to Altair, it must be postmarked no later than 7 days following the date on which Mr. McKinney signed this Agreement (not counting the day it was signed) or such revocation shall not be effective.

3.           Payments and Benefits After Revocation Period.

a.           Extended Medical Coverage.

(1)           To effectuate Mr. McKinney’s continued participation in the company health benefit plan, as contemplated by Section 7.4(b) of the Employment Agreement, Mr. McKinney shall complete and return to Altair those forms necessary to elect continuation coverage under Altair’s group medical insurance plan pursuant to Sections 601 through 607 of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), which election forms shall be provided by Altair to Mr. McKinney.  Said health benefit coverage shall continue until the earlier of (a) eighteen (18) months from the Termination Date; (b) the date Mr. McKinney first becomes eligible for coverage under any group health plan maintained by another employer of Mr. McKinney or his spouse; or (c) the date such COBRA continuation coverage otherwise terminates as to Mr. McKinney under the provisions of Altair’s group medical insurance plan.  Nothing herein shall be deemed to extend the otherwise applicable maximum period in which COBRA continuation coverage is provided or supersede the plan provisions relating to early termination of such COBRA continuation coverage.

(2)           If Mr. McKinney does not elect COBRA continuation coverage or provides Altair with notice that he no longer wishes to receive or is ineligible to receive COBRA continuation benefits, then Altair shall pay to Mr. McKinney an amount equal to the premium payments that Altair would have paid on behalf of Mr. McKinney under Section 1.a., which amount shall be paid in a lump sum within thirty (30) days after Altair’s receipt of notice under this paragraph.  Any such payment shall be subject to all applicable federal and state payroll withholding laws.

(3)           The parties confirm and agree that Altair currently pays 85% of the cost of providing medical benefits to Mr. Kinney and 50% of the cost of providing medical benefits to his spouse/family, with the remaining percentage of the cost of such benefits being paid by Mr. McKinney through payroll deductions.  The parties agree that, during the period of the medical severance benefit under Section 7.4(b), each party shall continue to pay the same percent of Altair’s actual cost of providing the medical severance benefit (which cost is expected to increase as a result of the termination of the employment relationship and as a result of inflation).  During the period that Mr. McKinney continues to receive a severance salary benefit under Section 7.4(a) of the Employment Agreement, Altair shall continue to deduct any portion of the cost of the medical severance benefit payable by Mr. McKinney from the periodic severance salary payments.   If Mr. McKinney continues to be entitled to the medical severance benefit beyond such period, Mr. McKinney shall pay the entire premium associated with the continuing medical severance benefit directly to the provider.  Following payment, Mr. McKinney shall submit to Altair reasonable evidence of payment and a request for reimbursement of Altair’s share of such premium.  Within then (10) business days of receipt of reasonable evidence of payment and request for reimbursement, Altair shall reimburse Mr. McKinney in an amount equal to Altair’s share of such premium.

b.            Salary-Based Severance.  Mr. McKinney understands and agrees that, assuming continuing satisfaction of all conditions precedent, the payments based upon his annual salary (as more fully set forth under Section 7.4(a) of the Employment Agreement) shall commence on Altair’s next regular payroll following the expiration of the 7-day revocation period set out in Section 2.  Mr. McKinney understands that, pursuant to Section 7.6 of the Employment Agreement, Mr. McKinney is not entitled to any payments or benefits under Section 7.4 of the Employment Agreement prior to his execution and delivery of this Agreement (and the passing of the 7-day revocation period) and during any period during which there is a Covenant Breach (as defined in the Employment Agreement).

c.           Prospectus Bonus-Based Severance. Mr. McKinney understands and agrees that, assuming continuing satisfaction of all conditions precedent set forth in this Agreement and the Employment Agreement, the payment linked to his prospective bonus (as more fully set forth under Section 7.4(iii) of the Employment Agreement) shall be a one-time bonus occurring during January 2009 paid 100% in cash rather than the cash/stock split as specified in Mr. McKinney’s Employment Agreement.

d.           After the 7-day revocation period, Altair and Mr. McKinney agree to negotiate a consulting agreement in good faith, whereby Mr. McKinney would provide services to Altair in connection with the transition of Altair projects on which he was most recently working.  In such capacity, Mr. McKinney would only communicate with Terry Copeland, John Fallini or any other person designated by Messers. Copeland or Fallini.  Mr. McKinney further understands that the agreement would terminate after one (1) month.  In the furtherance of this objective, Mr. McKinney will provide Mr. Fallini a status report by  no later than September 6, 2008 listing all the open projects and activities upon which he is working.  This report will list, at a minimum, the issue, its current status, main contacts, planned next steps, etc.  This report will serve as one of the major inputs for the negotiation of the above described consulting agreement.

4.           Release of All Claims.  In consideration of the payments stated in Section 7.4 of the Employment Agreement and Section 1 above and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mr. McKinney, for himself and for his heirs, assigns, and all persons and entities claiming by, through, or under him, hereby irrevocably, unconditionally, and completely releases, discharges, and agrees to hold Altair and its Affiliates (hereinafter referred to, both individually and collectively, as “Releasees”), harmless of and from any and all claims, liabilities, charges, demands, grievances, and causes of action of any kind or nature whatsoever, including without limitation claims for contribution, subrogation, or indemnification, whether direct or indirect, liquidated or unliquidated, known or unknown, which Mr. McKinney had, has, or may claim to have against Releasees (hereinafter collectively referred to as “Claim(s)”).

The release, discharge, and agreement to hold harmless set forth in this Section 4 includes, without limitation, any Claim(s) that Mr. McKinney has, had, or may claim to have against Releasees: (a) for wrongful termination or discharge, negligent or intentional infliction of emotional distress, promissory estoppel, fraudulent or negligence inducement, interference with contract or business expectations, breach of express or implied contract of employment, termination in violation of public policy, whistleblowing, defamation, employment-related torts, or personal injury (whether physical or mental); (b) for any Claim(s) arising under federal, state, or local law, including without limitation Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Nevada Fair Employment Practices Act, or any other federal, state, or local law prohibiting discrimination on the basis of race, color, religion, sex, sexual orientation, age, national origin, disability, or any other protected group status; (c) for any Claim(s) arising under the Age Discrimination in Employment Act, which protects employees age 40 and over; (d) for any Claim(s) for attorney’s fees and/or costs; (e) for any Claim(s) arising from or relating in any respect to Mr. McKinney's employment with Altair or with any Affiliate or the termination of that employment; and (f) for any Claim(s) arising from or relating to the Employment Agreement.

As used herein, the term “Affiliate” shall mean and refer to any officer, director, shareholder, employee, attorney and/or agent of Altair; and/or any direct or indirect subsidiary, division, or affiliate of Altair (including without limitation any officer, director, shareholder, member, employee, attorney and/or agent of any such subsidiary, division, or affiliate); and/or any entity (including without limitation any officer, director, shareholder, member, employee, attorney and/or agent of such entity) in which Altair owns, directly or indirectly, a legal or beneficial interest (whether in whole or in part); and/or any individual or entity (including without limitation any officer, director, member, shareholder, employee, attorney and/or agent of such entity) that owns, directly or indirectly, a legal or beneficial interest (whether in whole or in part) in Altair, including without limitation, Altairnano Inc., a Nevada corporation, Altair U.S. Holdings, Inc., a Nevada corporation, and all consolidated subsidiaries of Altair.

5.           Full and Complete Release.  Mr. McKinney understands and agrees that he is releasing and waiving Claim(s) that he does not know exist or may exist in his favor at the time he signs this Agreement which, if known by him, would materially affect his decision to sign this Agreement.  Nonetheless, for the purpose of implementing a full and complete release and discharge of Releasees, Mr. McKinney expressly acknowledges that the release set forth in Section 4 is intended to include in its effect, without limitation, all Claim(s) which Mr. McKinney does not know or suspect to exist in his favor and that the release set forth in Section 4 contemplates the extinguishment of any such Claim(s).  Without limiting the generality of the foregoing, Mr. McKinney expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California and does so understanding and acknowledging the significance of such specific waiver of Section 1542.  Section 1542 of the Civil Code of the State of California states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Thus, notwithstanding the provisions of Section 1542, and for the purposes of implementing a full and complete release and discharge of Releasees, Mr. McKinney  expressly acknowledges that the release set forth in Section 4 is intended to include in its effect, without limitation, all Claim(s) which Mr. McKinney does not know or suspect to exist in his favor at the time of execution hereof and that the release set forth in Section 4 contemplates the extinguishment of any such Claim(s).

6.           Wages and Commissions Paid in Full.  Except as specifically set forth in Section 1 above, Mr. McKinney acknowledges that he has received all monies due and owing to him from Altair or any Affiliate, including without limitation any monies due and owing to him for wages, accrued but unused vacation benefits, bonuses, commissions, expense reimbursements, or otherwise and that he has no claim against Altair or any Affiliate whatsoever for the payment of any further wages, commissions, bonuses, vacation benefits, or other monies except as specifically set forth in Section 1.

7.           Restriction on Disclosure.  This Agreement is confidential information owned by Altair.  Mr. McKinney agrees that he shall not disclose the terms of this Agreement except to the extent required by law.  Notwithstanding the foregoing, Mr. McKinney may disclose the terms of this Agreement to his attorney and/or tax advisor.  If Mr. McKinney discloses the terms of this Agreement to his attorney and/or tax advisor, Mr. McKinney will obtain such person’s agreement that, as a condition of such disclosure, he or she will not disclose the terms of this Agreement except to the extent required by law.

8.           Affirmation of Employment Agreement and Attorney Client Privilege.  As a condition of his continued employment with Altair, Mr. McKinney executed the Employment Agreement.  Mr. McKinney understands and agrees that nothing in this Agreement limits or excuses his continuing responsibilities and obligations under Sections 7.5 (Return of Company Property), 8 (Covenant Not to Compete), 9 (Confidential Information, Invention Assignment, Etc.), 19 (Disputes; Governing Law; Arbitration); and any other provision of the Employment Agreement which by its terms is intended to survive the termination of Mr. McKinney’s employment with Altair, all as set forth more fully in the Employment Agreement.  In addition, nothing in this Agreement limits or alters Mr. McKinney’s rights under any stock option agreement between Mr. McKinney and Altair or limits or alters his continuing obligations under the Proprietary Information Agreement.

Mr. McKinney was engaged by Altair in the capacity of legal counsel and, as such, all nonpublic information generated or communicated from or to Mr. McKinney in the course of his employment with Altair (any such information, “Privileged Information”) is protected by the attorney-client privilege.  Altair is the holder of such privilege and Altair has not, does not, and does not in the future intend to waive such privilege, except that Altair, in its sole discretion, may waive such privilege by means of a written waiver signed by an authorized officer of Altair.

9.           Irrevocable Resignation.  To the extent applicable, Mr. McKinney hereby irrevocably resigns as an employee, officer and/or director of Altair and of all Affiliates of Altair.

10.           Subpoena; Court Order; Other Legal Requirement.

a.           If Mr. McKinney is requested, under the terms of a subpoena or order or other compulsory instrument issued by or under the authority of a court or arbitrator(s) of competent jurisdiction or by a governmental agency, or is advised in writing by counsel for any such party that there is otherwise a legal obligation to disclose (i) all or any part of the Privileged Information or the Confidential Information (as defined in the Employment Agreement and, together with the Privileged Information, referred to herein as “Confidential or Privileged Information”), (ii) the fact that the Confidential or Privileged Information has been made available to Mr. McKinney, or (iii) any of the terms, conditions, or other facts with respect to Mr. McKinney’s employment with the Altair, the services provided by Mr. McKinney to Altair, or the termination of Mr. McKinney’s employment with Altair, Mr. McKinney agrees to, at Altair’s expense: (1) provide Altair with prompt written notice of the existence, terms, and circumstances surrounding such request or requirement; (2) consult with Altair on the advisability of taking steps to resist or narrow that request; (3) if disclosure of Confidential or Privileged Information is required, furnish only such portion of the Confidential or Privileged Information as Mr. McKinney is advised in writing by Altair’s counsel is legally required to be disclosed; and (4) cooperate with Altair, at the request of Altair, and at Altair’s expense, in its efforts to obtain an order excusing the Confidential or Privileged Information from disclosure, or an order or other reliable assurance that confidential treatment will be accorded to that portion of the Confidential or Privileged Information that is required to be disclosed.

b.           Except as allowed under Section 10.a, and to the full extent allowed by law, Mr. McKinney agrees that he shall not act as a consultant to or provide any information to any third party or otherwise assist any third party, either directly or indirectly, in pursuing any claim or cause of action of any kind or nature against the Company, whether civil or criminal and whether pursued through court, arbitration, administrative, investigatory, or other procedures.

11.           Not an Admission.  This Agreement does not constitute an admission by either party hereto that either has violated any contract, law, or regulation or that it or he has discriminated against the other or otherwise infringed on the other’s rights and privileges or done any other wrongful act.

12.           Entire Agreement.  Except as set forth in Section 8 and other Sections of the Employment Agreement referenced herein, this Agreement is the entire, integrated agreement between the parties with respect to the subject matter hereof.  No other promises or agreements have been made to Mr. McKinney other than those contained in this Agreement.

13.           Miscellaneous.  Notwithstanding any Nevada law to the contrary, this Agreement may not be modified except by a document signed by Altair and Mr. McKinney, whether or not any such claimed modification is supported by separate consideration.  Mr. McKinney warrants that he has not assigned any Claim(s) released by this Agreement, or any interest therein, to any third party.  Any waiver by any party hereto of any breach of any kind or character whatsoever by any other party, whether such waiver be direct or implied, shall not be construed as a continuing waiver of, or consent to, any subsequent breach of this Agreement on the part of the other party.  In addition, no course of dealing between the parties, nor any delay in exercising any rights or remedies hereunder or otherwise, shall operate as a waiver of any of the rights or remedies of the parties.  This Agreement shall inure to and bind the heirs, devisees, executors, administrators, personal representatives, successors, and assigns, as applicable, of the respective parties hereto.  The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

14.           Severability.  If any part of this Agreement is found to be unenforceable, the other provisions shall remain fully valid and enforceable.  It is the intention and agreement of the parties that all of the terms and conditions hereof be enforced to the fullest extent permitted by law.

15.           Attorney's Fees.  If a civil action or other proceeding is brought to enforce this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees, costs, and expenses incurred, in addition to any other relief to which such party may be entitled.

16.           Knowing and Voluntary Execution.  Mr. McKinney acknowledges that he has read this Agreement carefully and fully understands the meaning of the terms of this Agreement.  Mr. McKinney acknowledges that he has signed this Agreement voluntarily and of his own free will and that he is knowingly and voluntarily releasing and waiving all Claim(s) that he has or may have against Releasees.

17.           Disputes; Governing Law; Arbitration.

a.           Except as provided in Section 11 and Section 8.5 of the Employment Agreement, any dispute concerning the interpretation or construction of this Agreement or the Employment Agreement or any related matters, shall be resolved by confidential mediation or binding arbitration in Reno, Nevada.  The parties shall first attempt mediation with a neutral mediator agreed upon by the parties.  If mediation is unsuccessful or if the parties are unable to agree upon a mediator within thirty (30) days of a request for mediation by any party, the dispute shall be submitted to arbitration pursuant to the procedures of the American Arbitration Association (“AAA”) or other procedures agreed to by the parties.  All arbitration proceedings shall be conducted by a neutral arbitrator mutually agreed upon by the parties from a list provided by AAA.  The decision of the arbitrator shall be final and binding on all parties.  The costs of mediation and arbitration shall be borne equally by the parties.

(b)           This Agreement shall be construed in accordance with and governed by the statutes and common law of the State of Nevada (other than any provisions that would cause the provisions of any other laws to apply).  To the extent this Agreement expressly permits any dispute to be resolved other than through arbitration or mediation, except as set forth in Section 8.5 of the Employment Agreement, the exclusive venue for any such action shall be the state and federal courts located in Reno, Nevada, and the parties each hereby submit to the jurisdiction of such courts for purposes of this Agreement and the Employment Agreement.

18.           Counterparts; Facsimile.  This Agreement may be executed in multiple counterparts, all of which taken together shall form a single Agreement.  A facsimile copy of this Agreement or any counterpart thereto shall be valid as an original.

19.           Opportunity to Consult with Counsel.  Mr. McKinney further acknowledges that he has been advised by this Agreement, and has had the opportunity if he so chooses, to consult with an attorney of his choice prior to signing this Agreement.  Each party agrees that he or it shall be solely responsible for any attorney's fees incurred by that party in the negotiation and execution of this Agreement.

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In witness thereof, duly authorized and intending to be bound, Mr. McKinney and Altair have each executed this Separation Agreement and Release of All Claims.

"Mr. McKinney"

DATED: September 5, 2008	/s/ Jeffrey A. McKinney
Jeffrey A. McKinney

"Altair" Altair Nanotechnologies, Inc. A Canadian corporation

DATED: September 5, 2008	By: /s/ John Fallini

Its: Chief Financial Officer